Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Earnings

ELBA, ALABAMA (May 13, 2016)…The National Security Group, Inc. (NASDAQ:NSEC) results for the three months ended March 31, 2016 and 2015, based on accounting principles generally accepted in the United States of America, were reported today as follows:

Unaudited Consolidated Financial Summary	Three months ended March 31,
(dollars in thousands)	2016	2015
Gross premiums written	$16,964,000	$16,540,000
Net premiums written	$15,937,000	$15,034,000

Net premiums earned	$15,165,000	$14,706,000
Net investment income	991,000	1,002,000
Net realized investment gains	7,000	142,000
Other income	154,000	158,000
Total Revenues	16,317,000	16,008,000
Policyholder benefits and settlement expenses	9,047,000	8,262,000
Amortization of deferred policy acquisition costs	787,000	899,000
Commissions	2,108,000	2,055,000
General and administrative expenses	2,129,000	2,031,000
Taxes, licenses and fees	600,000	655,000
Interest expense	345,000	320,000
Total Benefits, Losses and Expenses	15,016,000	14,222,000
Income Before Income Taxes	1,301,000	1,786,000
Income tax expense	360,000	478,000
Net Income	$941,000	$1,308,000
Income Per Common Share	$0.37	$0.52
Reconciliation of Net Income to non-GAAP Measurement
Net income	$941,000	$1,308,000
Income tax expense	360,000	478,000
Realized investment gains, net	(7,000)	(142,000)
Pretax Income From Operations	$1,294,000	$1,644,000

Management Commentary on Results of Operations

Premium Revenue:
For the quarter ended March 31, 2016, net premiums earned totaled $15,165,000 compared to $14,706,000 in the first quarter of 2015; an increase of 3.1%. The primary reason for the increase was a moderate decline in catastrophe reinsurance ceded premium coupled with a 2.6% increases in direct written premium. The P&C segment was the primary contributor to the increase with gross earned premium revenue up 3.1% in the first quarter of 2016 compared to last year.

Net Income:
For the three months ended March 31, 2016, the Company had net income of $941,000, $0.37 per share, compared to net income of $1,308,000, $0.52 per share, for the same period in 2015, a decrease of $367,000. Net income declined $367,000 due to an increase in frequency of storm related losses in our P&C segment. We incurred losses from severe thunderstorms, hail and isolated tornadoes totaling $2,882,000 in the first quarter of 2016 compared to $1,304,000 in the first quarter of 2015, an increase of $1,578,000. Partially offsetting the increase in P&C segment storm losses was a decline in fire losses of $291,000 and a $459,000 increase in net insurance premiums earned.

Pretax income from operations:
For the quarter ended March 31, 2016, pretax income from operations was $1,294,000 compared to $1,644,000 for the quarter ended March 31, 2015, a decrease of $350,000. Losses from storm related catastrophe events totaled $1,447,000 in the first quarter of 2016 compared to only $511,000 last year. In addition, non-cat wind and hail losses totaled $1,435,000 in the first quarter of 2016 compared to $793,000 in 2015. The single largest catastrophe event was a February severe thunderstorm event that heavily impacted Louisiana along with several other Gulf coast states and generated $998,000 in storm losses. In total, catastrophe losses increased policyholder benefits and settlement expenses by $1,447,000 in the first three months of 2016. The P&C segment ended the first quarter of 2016 with a combined ratio of 92.1% with catastrophe losses contributing 10.6 percentage points to the combined ratio. In comparison, first quarter 2015 cat events added only $511,000 to prior year policyholder benefits and settlement expenses. The P&C segment ended the first quarter of 2015 with a combined ratio of 87.7% with catastrophe losses contributing 3.9 percentage points to the combined ratio. Offsetting the negative impact of the cat events was a $227,000 decrease in catastrophe reinsurance cost coupled with a 3.1% increase in P&C segment gross earned premiums.

Management Commentary on Financial Position

Selected Balance Sheet Highlights	March 31, 2016	December 31, 2015
(dollars in thousands)	(UNAUDITED)
Invested Assets	$116,127,000	$112,557,000
Cash	$4,163,000	$6,763,000
Total Assets	$148,612,000	$147,841,000
Policy Liabilities	$76,416,000	$77,043,000
Total Debt	$17,959,000	$17,957,000
Accumulated Other Comprehensive Income	$1,581,000	$525,000
Shareholders' Equity	$46,767,000	$44,883,000
Book Value Per Share	$18.61	$17.87

Invested Assets:
Invested assets as of March 31, 2016 were $116,127,000 up $3,570,000, or 3.2%, compared to December 31, 2015. The increase in invested assets was primarily driven by $1,987,000 in new investments with the remainder of the increase consisting of increases in market value of primarily fixed income investments.

Cash:
The Company, primarily through its insurance subsidiaries, had $4,163,000 in cash and cash equivalents at March 31, 2016, compared to $6,763,000 at December 31, 2015. The decrease in cash was primarily due to an increase in investment in fixed income securities.

Total Assets:
Total assets as of March 31, 2016 were $148,612,000 compared to $147,841,000 at December 31, 2015. The increase in total assets was primarily due to increase in market values of stock and bond values in subsidiary investment portfolios.

Policy Liabilities:
Policy liabilities were $76,416,000 at March 31, 2016 compared to $77,043,000 at December 31, 2015; a decrease of $627,000. The decrease in policy liabilities was primarily due to a reduction in outstanding claims in the P&C segment.

Debt Outstanding:
Total debt was virtually unchanged at March 31, 2016 at $17,959,000 compared to $17,957,000 at December 31, 2015.

Shareholders' Equity:
Shareholders' equity as of March 31, 2016 was $46,767,000 up $1,884,000 compared to December 31, 2015 Shareholders' equity of $44,883,000. Book value per share was $18.61 at March 31, 2016, compared to $17.87 per share at December 31, 2015, an increase of $0.74. The primary factors contributing to the increase in Shareholders' equity were net income of $941,000 coupled with an increase in accumulated other comprehensive income of $1,056,000. The increase in accumulated other comprehensive income was driven by increases in market values of available for sale investment securities primarily in our fixed income portfolio. Partially offsetting the increase in Shareholders' equity was dividends paid of $113,000.

The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property and casualty and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in ten states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.